                                                                   EXHIBIT 10.40



                                 LOAN AGREEMENT


                                      AMONG



                           GENOME THERAPEUTICS CORP.,


                         COLLABORATIVE SECURITIES CORP.


                                       AND


                           THE SUMITOMO BANK, LIMITED


                                  JULY 31, 1997


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                                TABLE OF CONTENTS

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ARTICLE I.   DEFINITIONS                                                     1
         Section 1.1. Definitional Provisions                                1

ARTICLE II.  LOAN                                                            1
         Section 2.1.  Term Note                                             1
         Section 2.2.  Use of Proceeds                                       4
         Section 2.3.  Payments                                              4
         Section 2.4.  Prepayments                                           5
         Section 2.5.  Indemnification; Increased Costs                      5
         Section 2.6.  Investment Account and Custodian Account              7
         Section 2.7.  Change In Legality                                    7

ARTICLE III.  REPRESENTATIONS AND WARRANTIES                                 8
         Section 3.1.  Organization                                          8
         Section 3.2.  Power, Authority, Consents                            8
         Section 3.3.  No Violation of Law or Agreements                     9
         Section 3.4.  Due Execution, Validity, Enforceability               9
         Section 3.5.  Judgments, Actions, Proceedings                       9
         Section 3.6.  No Defaults, Compliance With Laws                     9
         Section 3.7.  No Materially Adverse Contracts, Etc.                10
         Section 3.8.  Financial Statements.                                10
         Section 3.9.  Title to Properties; Leases                          11
         Section 3.10. Priority of Liens                                    11
         Section 3.11. Patents, Copyrights, Licenses, Etc                   11
         Section 3.12. Tax Returns                                          11
         Section 3.13. Regulation U; Margin Stock                           11
         Section 3.14. Full Disclosure                                      12
         Section 3.15. ERISA                                                12
         Section 3.16. Environmental Compliance                             12
         Section 3.17. Other Regulations                                    14
         Section 3.18. Compliance with Securities Laws                      14
         Section 3.19. Solvency                                             14
         Section 3.20. Subsidiaries or Affiliates                           14
         Section 3.21. Pending Litigation                                   14
         Section 3.22. Compliance with Investment Policy                    14
         Section 3.23. Nuclear Regulatory Compliance                        14

ARTICLE IV.   CONDITIONS PRECEDENT                                          14
         Section 4.1.  Conditions Precedent to the Effectiveness
                       of this Agreement                                    14

ARTICLE V.    AFFIRMATIVE COVENANTS                                         16
         Section 5.1   Books and Records                                    16
         Section 5.2.  Inspections and Audits                               16
         Section 5.3.  Perform Obligations                                  16
         Section 5.4.  Fees and Expenses                                    17
         Section 5.5.  Maintenance of Existence; Conduct of Business        17
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         Section 5.6.  Insurance                                              17
         Section 5.7.  Certain Taxes                                          18
         Section 5.8.  Use of Proceeds                                        18
         Section 5.9.  Further Assurances With Respect To Accounts            19
         Section 5.10. Financial Covenants                                    19
         Section 5.11  Deposits Into Custodian Account                        19

ARTICLE VI.   DELIVERY OF FINANCIAL REPORTS,DOCUMENTS AND OTHER INFORMATION   20
         Section 6.1.  Annual Financial Statements                            20
         Section 6.2.  Quarterly Financial Statements                         20
         Section 6.3.  10Q and 10K Filings                                    20
         Section 6.4.  ash and Covenant Reports                               21
         Section 6.5.  Other Information                                      21
         Section 6.6.  No Default Certificate                                 21
         Section 6.7.  Notices                                                21

ARTICLE VII.  NEGATIVE COVENANTS                                              22
         Section 7.1.  Liens                                                  22
         Section 7.2.  Changes in Business; Merger or Consolidation;
                       Disposition of Assets                                  23
         Section 7.3.  Change of Office Address                               24
         Section 7.4.  Violation of Agreement                                 24

ARTICLE VIII. EVENTS OF DEFAULT                                               24
         Section 8.1.  Events of Default                                      24

ARTICLE IX.   MISCELLANEOUS PROVISIONS                                        26
         Section 9.1.  Indemnity; Additional Fees                             26
         Section 9.2.  Survival of Agreements and Representations             27
         Section 9.3.  Modifications, Consents and Waivers                    27
         Section 9.4.  Entire Agreement                                       27
         Section 9.5.  Remedies Cumulative                                    27
         Section 9.6.  Further Assurances                                     27
         Section 9.7.  Notices                                                27
         Section 9.8.  Construction; Governing Law                            29
         Section 9.9.  Waiver of Jury Trial                                   29
         Section 9.10. Jurisdiction                                           29
         Section 9.11. Relationship of the Borrowers and the Bank             30
         Section 9.12. Severability                                           30
         Section 9.13. Ending Effect; Assignment                              30
         Section 9.14. Counterparts                                           31
         Section 9.15. Joint and Several Obligations                          31

APPENDIX A TO LOAN AGREEMENT -- DEFINITIONS                                  A-1


Exhibit 2.1       Form of Note
Exhibit 2.1(a)    Form of Borrower's Request

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Exhibit 2.6       Form of Irrevocable Instructions and Power of Attorney
Schedule 3.5      Judgments, Actions, Proceedings
Schedule 3.9      Title to Properties; Leases
Schedule 3.11     Pending Litigation on Intellectual Property Rights
Schedule 3.15     ERISA
Schedule 3.16     Environmental Compliance
Schedule 3.20     Subsidiary or Affiliate
Schedule 3.21     Pending Litigation Claims
Schedule 5.6      Insurance In Effect
Schedule 8.1(j)   Borrowers' Cash Investment Policies

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                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT (the "Agreement") is made as of July 31, 1997 by and among GENOME THERAPEUTICS CORP., a Massachusetts corporation ("Genome"), COLLABORATIVE SECURITIES CORP., a Massachusetts corporation ("Collaborative", and jointly and severally together with Genome, the "Borrowers"), and THE SUMITOMO BANK, LIMITED, a Japanese banking corporation (the "Bank").

         The Borrowers and the Bank hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS


SECTION 1.1  DEFINITIONAL PROVISIONS.

(a) Capitalized terms used in this Agreement and defined in APPENDIX A hereto, which APPENDIX A is attached to this Agreement and by this reference made a part hereof, shall have the respective meanings specified in such APPENDIX A.

(a) All terms defined in APPENDIX A shall have such defined meanings when used in any certificate or any other document made or delivered pursuant to this Agreement unless otherwise defined in such other document or certificate.

(a) All accounting terms not specifically defined in this Agreement or in APPENDIX A hereto shall be construed in accordance with generally accepted accounting principles as in effect in the United States of America on the date of this Agreement.


                                   ARTICLE II

                                      LOAN


SECTION 2.1  TERM NOTE.

(a) Subject to the terms and conditions of this Agreement, the Bank shall loan to the Borrowers from time to time between the Closing Date through the Advance Termination Date upon three (3) Business Days prior written notice to the Bank in the form of EXHIBIT 2.1(a) hereto, an aggregate principal amount of up to Six Million Dollars ($6,000,000) (the "Loan"). The Bank will make an initial Disbursement to the Borrowers on the Closing Date in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000). The Borrowers may request additional Disbursements hereunder following the Closing Date in principal amounts of not less than $500,000, provided that the aggregate of the principal amount of all Disbursements (including the one being requested) shall not exceed $6,000,000. The obligation of the Borrowers to repay the Loan and to pay interest and all other costs and charges payable hereunder is joint and several and will be evidenced by a promissory note in the form of EXHIBIT 2.1 (the "Note") dated the Closing Date and payable to the order of the Bank in the original principal amount of Six Million Dollars ($6,000,000).

(a) The Loan shall bear interest, and the Borrowers shall pay interest on the outstanding principal balance of the Loan from the date of each Disbursement to the Borrowers until the Maturity Date, at the following rates per annum:

     (i) with respect to any portion of such Loan which is a Eurodollar Rate Loan Portion, interest at a rate per annum on such Eurodollar Rate Loan Portion equal (at all times during each applicable Interest Period) to the Reserve Adjusted Eurodollar Rate for such applicable Interest Period plus the Applicable Margin; and

     (i) with respect to each portion of such Loan which is not a Eurodollar Rate Loan Portion, interest at a rate per annum on each such Loan Portion equal to the Prime Rate.

         Except for the initial Disbursement to be made hereunder on the Closing Date, not later than 12:00 noon (Chicago time) on the third Business Day prior to the funding of the Loan, the Borrowers shall provide written notice ("Eurodollar Notice") to the Bank of the dollar amount of any Disbursement which will be a Eurodollar Rate Loan Portion for the initial Interest Period. In the event that the Borrowers fail to provide the Eurodollar Notice in accordance with the preceding sentence or if an Event of Default has occurred and is continuing , then the outstanding principal balance of the Loan shall bear interest at the Prime Rate until such time as Borrowers have given an Election Notice in accordance with Section 2.1(c) below. Computations of interest will be on the basis of a 360 day year, for actual days elapsed with respect to interest accruing.

(a) The Borrowers, upon written notice (the "Election Notice") given to the Bank by not later than 12:00 noon (Chicago time) on the third Business Day prior to the expiration of the Interest Period for any Eurodollar Rate Loan Portion in the case of any continuation of a Eurodollar Rate Loan Portion as such, and not later than 12:00 Noon (Chicago time) on the conversion date in the case of any conversion into a Prime Rate Loan Portion, may elect: (1) to continue such portion or any part thereof as a Eurodollar

Rate Loan Portion for the next succeeding Interest Period; or (2) to convert such portion or any part thereof to a Prime Rate Loan Portion; or (3) a combination thereof, effective the last day of such Interest Period.

                  At the end of each applicable Interest Period, in the absence of a timely effective Election Notice to continue the applicable Loan Portion as a Eurodollar Rate Loan Portion, such Loan Portion shall bear interest at the Prime Rate. Notwithstanding anything herein to the contrary, if at the end of an applicable Interest Period for a Eurodollar Rate Loan Portion, an Event of Default has occurred and is continuing, then the Borrower shall have no right to give an Election Notice, and the Bank may ignore any attempt by the Borrower to give an Election Notice.

(a) An Election Notice with respect to any Eurodollar Rate Loan Portion shall contain the following information:

      (i) the dollar amount (if any) which is to be continued as a Eurodollar Rate Loan Portion; and

      (i) with respect to the dollar amount to be continued as a Eurodollar Rate Loan Portion, the new Interest Period.

         Notwithstanding anything herein to the contrary, the outstanding Loan balance may not at any time be comprised of more than five (5) Eurodollar Rate Loan Portions at the same time without the Bank's consent, which shall be in the Bank's sole and absolute discretion. Once received by the Bank, any Election Notice will be irrevocable for the applicable Eurodollar Rate Loan Portion for the applicable Interest Period.

         The Borrowers hereby authorize the Bank to record on schedule(s) annexed to the Note (a) the date and amount of each Loan Portion; (b) the term of the Interest Period for each Eurodollar Rate Loan Portion; (c) the interest rate or rates for each Prime Rate Loan Portion and the effective date(s) of all changes in such rates; and (d) the date and amount of each principal and interest payment on each Loan Portion made by the Borrowers, and the Borrowers agree that all such notations shall constitute PRIMA FACIE evidence of the matters noted absent manifest error, provided that the failure of the Bank to record such information shall not reduce or affect the obligations of the Borrowers hereunder or under the Note.

(a) In the event that on the date for determining the Reserve Adjusted Eurodollar Rate to be paid by the Borrowers in respect of any Interest Period, the Bank determines in good faith (which determination will be conclusive and binding on the Borrower) that by reason of circumstances affecting the London Interbank Eurodollar market, either Eurodollar rates are not offered in the London Interbank Eurodollar market or adequate and fair means do not exist for ascertaining the Reserve Adjusted Eurodollar Rate for such Interest Period, the Bank shall promptly give to the Borrowers telephonic notice (confirmed as soon as practicable in writing) of such determination. During the existence of such circumstances, any existing Eurodollar Rate Loan Portion in respect of which such circumstances exist will convert to a Prime Rate Loan Portion at the end of the applicable Interest Period.

SECTION 2.2 USE OF PROCEEDS. The proceeds of the Loan shall be used by the Borrowers for the purpose of funding or replenishing working capital reserves, funding capital expenditures for enhancement of research and development facilities and acquisition of laboratory equipment and for general corporate purposes.

SECTION 2.3 PAYMENTS.

(a) The Borrowers will pay interest hereunder as set forth in Section 2.1. The Borrowers will repay the principal amount of the Loan in forty-eight (48) equal consecutive monthly installments of principal (each installment being in an amount sufficient to amortize the outstanding principal balance of the Loan over a period of forty-eight (48) months), payable on the first Business Day of each calendar month commencing with the first payment due on July 1, 1998 and continuing until the Maturity Date, on which date the Borrowers shall make a final payment in an amount equal to all the then unpaid principal of the Loan and all unpaid interest thereon. Notwithstanding the foregoing, repayment of the Loan and all accrued and unpaid interest thereon may be accelerated upon the occurrence and continuance of an Event of Default.

(a) The Borrowers shall make all payments hereunder in U.S. Dollars and in immediately available funds at the Bank's office at 233 S. Wacker Drive, Suite 5400, Chicago, Illinois 60606 (or at such other office as the Bank may notify the Borrowers in writing) via wire transfer to Sumitomo Bank, Limited, Chicago Branch, ABA 071001850, through the Federal Reserve Bank of Chicago, Reference:
Genome Therapeutics Corp. Payments not made prior to 12:00 noon (Chicago time) on the date of payment will be deemed paid on the next Business Day. Payments which fall due on a day which is not a Business Day will be payable on the next Business Day, with interest to accrue to such date of payment. All payments hereunder and under the Note shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement or the Note, as the case may be.

(a) Any installment of interest only or of principal and interest paid more than five (5) days late or any other amount payable hereunder which is not paid when due, will bear (and the Borrowers shall pay) interest (to the extent permitted by law) from such due date until such unpaid amount has been paid in full (whether before or after judgment) at a rate per annum equal to three and one-half percent (3.5%) in excess of the rate then applicable to each Loan Portion until the end of any Interest Period then applicable to such Loan Portion and thereafter at a rate per annum equal to three and one-half percent (3.5%) in excess of the Prime Rate ("Default Rate").

(a) In partial consideration for the Bank making the Loan to the Borrowers, the Borrowers shall pay to Bank: (i) a loan disbursement fee ("Loan Fee") in an amount equal to one and one-eighth percent (1.125%) of each Disbursement amount being made, such Loan Fee to be due and payable at the time of funding such Disbursement, and (ii) during the period that the Bank has any lending commitment hereunder, a commitment fee ("Commitment Fee") in an amount equal to one quarter of one percent (0.25%) per annum of any portion of the Loan not disbursed to the Borrowers, with such Commitment Fee to be due and payable, in arrears, on the last Business Day of each calendar quarter and calculated on the actual daily amount of the undisbursed portion of the Loan, provided that when any Disbursement occurs, the Commitment Fee which has accrued on the portion of the unutilized Loan being disbursed shall be credited against the Loan Fee payable with respect to such Disbursement, and only the net amount of such Loan Fee shall be payable at the time of such Disbursement. From and after the Closing Date, Borrowers hereby authorize Bank to deduct and pay any and all Loan Fees (including such fee for the initial Disbursement made on the Closing Date), all Commitment Fees and any and all other reasonable fees and expenses of the Bank from the available proceeds of the Loan.

SECTION 2.4 PREPAYMENTS. Subject to this Section 2.4, the Borrowers may, upon five (5) Business Days' prior notice to the Bank, prepay the outstanding amount of the Loan in whole or in part. In the event that the Borrowers prepay or are required to prepay any Eurodollar Rate Loan Portion by acceleration or otherwise or fails to draw down or convert to a Eurodollar Rate Loan Portion after giving notice thereof, the Borrowers agree to reimburse the Bank for its expenses, funding losses and loss of anticipated profits due to such prepayment or failure to draw. The Borrowers and the Bank hereby agree that such expenses, funding losses and loss of anticipated profits shall consist of the sum of:

(a) Principal amount of each such Eurodollar Rate Loan Portion times (([number of days between the date of prepayment and the last day in the applicable Interest Period] divided by 360), times the applicable Interest Differential); plus

(a) All actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Bank (excluding allocations of any expense internal to the Bank) and reasonably attributable to such payment or prepayment.

Notwithstanding the foregoing, no prepayment fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not a positive number. The Loan is not in a nature of a revolving loan; therefore, amounts prepaid or repaid under the Note may not be reborrowed.

SECTION 2.5 INDEMNIFICATION; INCREASED COSTS. If after the date of this Agreement the Bank reasonably determines that any Regulatory Change, or compliance by the Bank with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency charged with the interpretation or administration of any applicable law, rule or regulation which is effective or issued after the date hereof:

(a) Subjects the Bank to any tax, duty or other charge with respect to the Loan or the Note, or changes the basis of taxation of payments to the Bank of the principal of or interest on the Loan or any other amounts due under this Agreement in respect of the Loan except for changes in the rate of tax on the overall net income of the Bank or its lending office imposed by the Commonwealth of Massachusetts or the jurisdictions in which the Bank's principal executive office or applicable lending office is located) (such non-excluded amounts, "Taxes"); or

(a) Imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, liquidity, capital maintenance, capital adequacy, capital ratio (including, but without limitation thereto, any request by or requirement of any regulatory body or official which affects the manner in which the Bank allocates capital resources to its obligations hereunder), for the account of, or credit extended by, the Bank or imposes on the Bank any other condition affecting the Loan, or the Note;

and the result of any of the foregoing is to (A) impose a cost on or increase the cost to the Bank of making or maintaining the Loan, or (B) cause an increase in any capital requirement arising out of the making or maintenance of the Loan or any obligation to the Borrower hereunder or (C) reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note, by an amount deemed by the Bank to be material, then, within ten (10) days after demand by the Bank, the Borrowers shall pay for the account of the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction as such cost or reduction is incurred by the Bank. If the Bank makes any claim for compensation under this Section 2.5, the Borrowers may immediately elect by written notice (or telephonic notice confirmed as soon as practicable in writing) to the Bank to prepay the Loan (but subject to payment of any other amounts due under Section 2.4 and this Section 2.5, including any increased cost or reduction incurred through the date of such prepayment or conversion). The Bank shall promptly notify the Borrowers of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 2.5. The Bank shall provide to the Borrowers a certificate claiming compensation under this Section 2.5, setting forth the additional amount or amounts to be paid to it hereunder and showing in reasonable detail the Bank's calculation thereof which shall be presumed to be correct absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. The Bank shall exercise reasonable efforts to promptly provide the Borrowers with notice of the imposition, or overtly threatened exercise of, any Regulatory Change set forth in this Section
2.5 of which the Bank has actual knowledge, provided, however, that the failure by the Bank to so provide such notice will not relieve the Borrowers of any of their obligations hereunder.

         The Bank agrees that it will use reasonable efforts to reduce or eliminate any claim for compensation pursuant to this Section 2.5, including designating a different lending office for the Loans, if such designation will avoid the need for or reduce the amount of any such compensation, PROVIDED that the Bank will not be obligated to take any actions that would, in the sole opinion of the Bank, be disadvantageous to the Bank in any material respect (it being understood that the incurrence of any unreimbursed cost or expense by the Bank that would not have been incurred but for such action is material).

SECTION 2.6 INVESTMENT ACCOUNT AND CUSTODIAN ACCOUNT.

(a) Prior to the occurrence of a Trigger Event, the Borrowers shall hold at all times Cash and Cash Equivalents, which are not subject to any Lien or claim of any Person other than the Bank, in an amount not less than an amount equal to the then outstanding principal balance due under the Loan plus three (3) months interest thereon at the then applicable rate provided for herein, in a custodial account (the "Investment Account") with an institution approved by the Bank (such institution being referred to herein as the "Custodian"). The initial Custodian will be Oppenheimer & Co.,

Inc. The amounts held in the Investment Account shall be subject to the investment control of the Borrowers. The Custodian in respect of the Investment Account cannot be changed or a new Investment Account opened without the Bank's prior written approval, which approval shall not be unreasonably withheld. The Borrowers shall deliver to the Custodian the Irrevocable Instructions and Power of Attorney in the form of EXHIBIT 2.6 (the "Irrevocable Instructions and Power of Attorney").

(a) On or before the Closing Date, the Borrowers, for the benefit and on behalf of the Bank, shall establish and maintain or cause to be established and maintained in the name of the Borrowers an account (the "Custodian Account") with Sumitomo Bank of New York Trust Company (the "Bailee") under the Custodian Agreement and the Collateral Bailment Agreement. Pursuant to the Restricted Account and Security Agreement by and between the Bank and the Borrowers, the Borrowers have granted to the Bank a security interest in all of its right, title and interest in the Custodian Account, all deposits or investments held therein and all proceeds thereof to secure payment and performance of the Borrowers' obligations hereunder. On or before the Closing Date, the Borrowers shall cause to be deposited in the Custodian Account the sum of One Thousand Dollars ($1,000). So long as the Borrowers are indebted to the Bank hereunder and until payment in full of the Note and the Borrowers' full and complete performance of its obligations hereunder, the Custodian Account shall at all times have a Restricted Account Balance of not less than One Thousand Dollars ($1,000). The terms and conditions of the Restricted Account and Security Agreement, the Collateral Bailment Agreement, and the Custodian Agreement are incorporated herein by reference.

SECTION 2.7 CHANGE IN LEGALITY.

(a) In the event that at any time the Bank shall have reasonably determined (which determination shall be presumed to be correct until the contrary shall have been established) that by reason of a change in any law or regulation or in the interpretation thereof by any governmental authority charged with the interpretation thereof affecting the Bank or the Eurodollar market and applicable to any Eurodollar Rate Loan Portion, the making or continuation of a loan at the applicable Reserve Adjusted Eurodollar Rate plus the Applicable Margin has become unlawful, the Bank shall forthwith give written notice (or telephonic notice, confirmed as soon as practicable in writing) to the Borrowers and the obligation of the Bank to make or maintain such Eurodollar Rate Portion at the applicable Reserve Adjusted Eurodollar Rate plus the Applicable Margin shall terminate and the Borrowers shall forthwith upon receipt of notice of such determination prepay such Eurodollar Rate Loan Portion without premium or penalty (subject to Sections 2.4 and 2.5), together with all interest accrued on the amount prepaid to the date of prepayment. A certificate, setting forth (x) each event which the Bank shall have determined makes the continuation of such Eurodollar Rate Loan Portion unlawful and (y) any additional amounts payable by the Borrowers under Sections 2.4 and 2.5 (and the basis therefor and the Bank's computation thereof) upon prepayment of such Eurodollar Rate Loan Portion, shall be furnished to the Borrowers by the Bank and shall be presumed correct absent manifest error.

(a) In the event that the Borrowers are obligated to prepay a Eurodollar Rate Loan Portion pursuant to clause (a) of this Section 2.7, the Borrowers shall have the right, upon written notice (or telephonic notice confirmed as soon as practicable in writing) to the Bank, in lieu of such prepayment, to elect to convert such Eurodollar Rate Portion to a Prime Rate Loan Portion, effective on the date on which such prepayment would otherwise be required to have been made, provided that on the effective date of conversion the Borrowers also shall pay all interest accrued on the amount converted to the date of conversion and such additional amounts, if any, payable by the Borrowers under
Section 2.4 and 2.5, as specified in the certificate furnished the Borrowers pursuant to said clause (a).


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Each of the Borrowers hereby represents and warrants to the Bank that:

SECTION 3.1 ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; it has the power to own its assets, to transact the business in which it is presently engaged and in which it proposes to be engaged and is duly qualified and in good standing in each jurisdiction in which the failure to qualify to do business would materially adversely affect its financial condition and business operations.

SECTION 3.2  POWER, AUTHORITY, CONSENTS.

(a) It has the power to execute, deliver and to perform its obligations under the Loan Documents.

(a) It has the power to borrow hereunder and has taken all necessary action to authorize the borrowing hereunder on the terms and conditions of this Agreement.

(a) It has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents.

(a) No consent or approval of any Person, no waiver of any Lien or right of distraint or other similar right and no consent, license, approval, authorization or declaration of any governmental authority, bureau or agency is or will be required in connection with the execution and delivery of the Loan Documents by it or the performance by it of its obligations thereunder or the validity, enforcement or priority of the Loan Documents, or any Lien created and granted thereunder, except such consents as have been obtained and copies of which have been delivered to the Bank.

SECTION 3.3 NO VIOLATION OF LAW OR AGREEMENTS. The execution and delivery of the Loan Documents and the performance by it of its obligations thereunder, will not violate any provision of law and will not conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign, its charter or bylaws or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which it is a party, or by which it is bound or any of its properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with its business.

SECTION 3.4 DUE EXECUTION, VALIDITY, ENFORCEABILITY. This Agreement and each of the other Loan Documents has been, or upon the execution and delivery thereof, will be, duly executed and delivered by it, and each constitutes, or, upon the execution and delivery thereof, will constitute, its valid and legally binding obligation enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, or other similar laws or equitable principles relating to the enforcement of creditors' rights generally.

SECTION 3.5 JUDGMENTS, ACTIONS, PROCEEDINGS. Except as set forth in Schedule 3.5, there are no outstanding judgments, actions (including, without limitation, derivative actions), suits or proceedings pending before any court or governmental authority, bureau or agency, having a claim or amount in controversy that exceeds $100,000 in any one instance or $500,000 in the aggregate at any one time with respect to or, to the best of its knowledge, threatened against or affecting either of the Borrowers.

SECTION 3.6 NO DEFAULTS, COMPLIANCE WITH LAWS. It is not in material default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound (including, without limitation, any collaborative agreements), or its charter documents or bylaws, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected or evidencing, guaranteeing or relating to any outstanding indebtedness, liability or obligation for borrowed money or lease obligations, which default could have a material adverse effect on its business, operations, financial condition or properties, or on its ability to perform its obligations under the Loan Documents. It has complied and is in compliance in all material respects with all applicable federal, state, local and other laws, ordinances and regulations, including, without limitation, the statutes, rules and regulations of the Food and Drug Administration and the Nuclear Regulatory Commission, the non-compliance with which could have a material adverse effect on its business, operations, financial condition or properties, or on its ability of to perform its obligations under the Loan Documents, and it has not received notice and has no knowledge of any violations or alleged violations by either of the Borrowers of any of the foregoing.

SECTION 3.7 NO MATERIALLY ADVERSE CONTRACTS, ETC. It is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has, or is expected in the judgment of its officers to have a materially adverse effect on its business, assets or financial condition. It is understood that the preceding sentence shall not apply to government rules and regulations which affect the Borrowers in the same general manner as they do other companies similar to Borrowers such as general tax laws and rules regulating the sale of pharmaceuticals in countries throughout the world. It is not a party to any contract or agreement that has or is expected, in the judgment of its officers, to have any materially adverse effect on its business.

SECTION 3.8 FINANCIAL STATEMENTS.

(a) It has furnished to the Bank its most recent audited Financial Statements and all subsequent unaudited Financial Statements which are available to the public. Each of the Financial Statements is correct and complete in all material respects and presents fairly its financial condition, at its date or for the respective period, and has been prepared in accordance with generally accepted accounting principles.

(a) It has no material obligation, liability or commitment, direct or contingent, which is not reflected in the Financial Statements or in any notes thereto in accordance with generally accepted accounting principles.

(a) There has been no material adverse change in its financial position or operations since the date of the Financial Statement for the fiscal quarter ending March 1, 1997.

(a) Its fiscal year is the twelve (12) month period ending on August 31 in each year.

SECTION 3.9 TITLE TO PROPERTIES; LEASES. Except as disclosed in the footnotes to the Financial Statements or on Schedule 3.9, it owns all of the assets reflected in the most recent balance sheet or acquired since that date (except property and assets leased, sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, ordinary or capital leases, conditional sales agreements, title retention agreements, liens or other encumbrances.

SECTION 3.10 PRIORITY OF LIENS. The Liens which have been or will be created and granted by the Loan Documents upon the execution and delivery thereof constitute, or will constitute upon such execution and delivery, valid first priority Liens on the properties and assets covered by the Loan Documents, subject to no other liens.

SECTION 3.11 PATENTS, COPYRIGHTS, LICENSES, ETC. It owns or has a valid right to use all patents, copyrights, trademarks, trade names, licenses, franchises, and rights in respect of the foregoing ("Intellectual Property Rights"), adequate for the conduct of its business substantially as now conducted without conflict with any rights of others, and there are no suits or claims for infringement with respect to the Intellectual Property Rights except as set forth in Schedule
3.11. Schedule 3.11 lists all pending suits or claims for infringement with respect to Intellectual Property Rights.

SECTION 3.12 TAX RETURNS.

(a) It has filed all federal and state income tax returns and all other tax returns, reports, and declarations required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof except for returns, taxes, interest or penalties with respect to which it has duly filed extensions or is contesting the validity thereof by appropriate legal proceedings diligently conducted in good faith. No audits of its federal income tax returns are pending.

(a) Except to the extent that reserves therefor are reflected in the Financial Statements, (i) it has no material federal, state or local tax liabilities due or to become due for any tax year ended on or prior to the date of the most recent balance sheet included in the Financial Statements, whether incurred in respect of or measured by the income of such entity, which are not properly reflected in such balance sheet, and (ii) it has no material claims pending or, to its knowledge proposed or threatened against it for past federal, state or local taxes.

SECTION 3.13 REGULATION U; MARGIN STOCK. No part of the proceeds from the Loan will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of indebtedness which was incurred for the purposes of purchasing or carrying, any margin stock as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221. It does not own margin stock.

SECTION 3.14 FULL DISCLOSURE. Neither the Financial Statements nor any certificate, opinion, or any other statement made or furnished in writing to Bank by or on behalf of the Borrower in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

SECTION 3.15 ERISA.

(a) With the exceptions of its 401(K) plans, certain other employee benefit plans, all as set forth in Schedule 3.15, none of its or any of its Affiliates has pension or other employee benefit plans which are subject to the provisions of Title IV of ERISA (any such plans which have been or may hereafter be adopted or assumed by it are hereinafter referred to individually as a "Plan" and, collectively, as the "Plans"). In connection with the Plans, it does not have, or know of any likely event which will give rise to, any direct or contingent material liabilities of it to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor or the Internal Revenue Service ("IRS").

(a) Neither it nor any of its Affiliates is a participating employer in any Plan under which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA.

(a) Neither it nor any of its Affiliates is a participating employer in a multiemployer plan as defined in Section 4001(a) of ERISA, which participation could give rise to material withdrawal liability on the part of the Borrower, as the case may be under Subtitle E of Title IV of ERISA.

         For purposes of this Agreement, all references to "ERISA" shall be deemed to refer to the Employee Retirement Income Security

Act of 1974 (including any sections of the Code) as heretofore amended and as it may hereafter be amended or modified, and all regulations promulgated thereunder, and all references to the Borrower in this Section 3.15, or in any other Section of this Agreement relating to ERISA, shall be deemed to refer to the Borrower and all other entities which are part of a Controlled Group with respect to the Borrower.

SECTION 3.16 ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 3.16, it has taken all necessary steps to comply with Environmental Laws (as hereinafter defined) and has determined that:

(a) It is not in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, each as amended as of the date hereof, or any other federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on its business, assets or financial condition;

(a) It has not received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. ss. 9601(5), any hazardous substances as defined by 42 U.S.C. ss. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss.9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that it conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(a) (i) the properties on which it conducts its business have not been used for the handling, processing, storage or Disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by it, no Hazardous Substances have been generated or are being used on property leased by it on which it conducts its business except in accordance with applicable Environmental Laws; (iii) there has been no Release or threatened Release of Hazardous Substances by it on, upon, into or from the properties on which it operates its business, which Release would have a material adverse effect on its business; (iv) to the best of its knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the properties on which either of Genome or Collaborative conducts its business, through soil or groundwater contamination, which may have come to be located on, and which would have a material adverse effect on its business; and (v) in addition, any Hazardous Substances that have been generated by it on the properties on which it conducts its business have been transported off-site only by carriers having an identification number issued by the EPA, treated or Disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of its knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(a) none of the properties on which it conducts its business is or is expected to be in violation of any applicable environmental clean-up responsibility law or regulation or environmental restrictive transfer law or regulation, in regard to which failure to comply would have a material adverse effect on its business, assets or financial condition.

SECTION 3.17 OTHER REGULATIONS. It is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any federal or state statute or regulations limiting its ability to incur Indebtedness.

SECTION 3.18 COMPLIANCE WITH SECURITIES LAWS. All offers and sales of its securities have been made in material compliance with all applicable federal and state securities laws, including without limitation the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended.

SECTION 3.19 SOLVENCY. It is solvent and is not the subject of a bankruptcy or insolvency proceeding.

SECTION 3.20 SUBSIDIARIES OR AFFILIATES. Except for Collaborative being a wholly-owned subsidiary of Genome and as otherwise set forth on Schedule 3.20, it does not have any Subsidiary or Affiliate.

SECTION 3.21 PENDING LITIGATION. Except as set forth in Schedule 3.21, there are no lawsuits or claims pending against it which could have a material adverse affect on its financial condition or the financial condition of the Borrowers taken as a whole.

SECTION 3.22 COMPLIANCE WITH INVESTMENT POLICY. It is in compliance with its "Investment Policy" for investment of Cash and Cash Equivalents (as mandated and adopted by Genome's and Collaborative's Board of Directors). True and correct copies of such Investment Policy is attached as Schedule 8.1(j).

SECTION 3.23 NUCLEAR REGULATORY COMPLIANCE. It is in compliance with all rules, regulations, orders, decrees, findings or other determinations pertaining to matters regulated, reviewed or overseen by the Nuclear Regulatory Commission. Upon request by the Bank, it shall furnish reasonable evidence of such compliance.


                                   ARTICLE IV

                              CONDITIONS PRECEDENT


SECTION 4.1 CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT. The effectiveness of this Agreement and the obligations of the Bank hereunder shall be subject to the following conditions precedent:

(a) Each of the Borrowers will have executed and delivered to the Bank the Note, the Collateral Bailment Agreement, the Restricted Account and Security Agreement, the Irrevocable Instructions and Power of Attorney, the Custodian Agreement, the Financing Statement and an original counterpart of this Agreement.

(a) The Bailee will have executed and delivered the Collateral Bailment Agreement, the Custodian Agreement and the Restricted Account and Security Agreement;

(a) The initial Custodian will have executed and delivered its consent to the Irrevocable Instructions and Power of Attorney to the Bank;

(a) The Borrowers shall have deposited, in the aggregate, One Thousand Dollars ($1,000) into the Custodian Account;

(a) Each of the Borrowers will have otherwise fully complied with all of the terms and conditions of the Loan Documents;

(a) Each of the Borrowers will have delivered to the Bank the following, in form and substance acceptable to the Bank:

      (i) a copy of its Articles of Organization certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts;

      (i)  a copy of its by-laws certified by its Clerk;

      (i) a copy of resolutions of its Board of Directors authorizing its execution, delivery and performance of this Agreement, the Note, the Loan Documents and all instruments and documents provided for herein or therein, certified by its Clerk;

      (i) a good standing certificate for each of the Borrowers, dated as of a date not more than ten (10) days prior to the Closing Date from the Secretary of the Commonwealth of the Commonwealth of Massachusetts; and

      (i) an incumbency certificate with respect to its officers, certified by its Clerk.

(a) Counsel of each of the Borrowers will have delivered to the Bank its favorable legal opinion as to the due organization, existence, qualification to do business, and good standing of each of Genome and Collaborative, the due authorization, execution and enforceability of this Agreement and the other Loan Documents, the absence of pending and threatened litigation, the non-contravention of other documents, instruments, laws, and regulations, and such other matters as the Bank may require, in form and substance reasonably satisfactory to the Bank;

(a) The Bank shall have received the Loan Fee with respect to the initial Disbursement and all other fees and expenses (including, without limitation, Bank's legal fees and expenses incurred in the negotiation and preparation of the Loan Documents and any other fees and expenses of the Bank for UCC searches or filing fees) required to be paid to Bank on or before the Closing Date;

(a) All representations and warranties of the Borrowers contained herein are true and correct as of the Closing Date and each of Genome and Collaborative will have executed and delivered to Bank such certificates with respect thereto as Bank may require;

(a) There shall have occurred no materially adverse change in the financial condition, business or prospects of either Genome or

      Collaborative between the date of the most recent Financial Statements of them provided to the Bank and the Closing Date;

(a) Each of Genome and Collaborative shall have provided the Bank or has caused to be provided to the Bank by the Custodian a current list of investments held in the Custodian Account and which is in form satisfactory to the Bank.


                                   ARTICLE V

                              AFFIRMATIVE COVENANTS


         So long as the Borrowers are indebted to the Bank hereunder, and until payment in full of the Note and full and complete performance of all of its other obligations arising hereunder (except for the Borrowers' obligations under Section 5.7 or Section 9.1 to indemnify the Bank under certain circumstances following the payment of the Note), each of the Borrowers shall in all material respects:

SECTION 5.1 BOOKS AND RECORDS. Keep proper books of record and account in a manner reasonably satisfactory to the Bank in which full true and correct entries shall be made of all dealings or transactions in relation to its business and activities.

SECTION 5.2 INSPECTIONS AND AUDITS. Permit the Bank to make or cause to be made reasonable inspections and audits of any of its books, records and papers and to make extracts therefrom and copies thereof at all such reasonable times and as often as the Bank may reasonably require, provided, however, that certain areas of the Borrowers' facilities may be restricted for reasons of health and safety and the Bank will not be permitted access to such restricted areas.

SECTION 5.3 PERFORM OBLIGATIONS. Pay and discharge all of its obligations and liabilities including, without limitation, all taxes, assessments and governmental charges upon its income and properties, when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges are contested in good faith and by appropriate proceedings and that, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by the Borrowers, and provided that the Bank is reasonably satisfied that the Accounts are not in danger of being the subject of a Lien (except to the extent permitted by Section 7.1) or sold, forfeited or lost as a result thereof and the Borrowers have provided such security or other assurances as Bank reasonably requests.

SECTION 5.4 FEES AND EXPENSES. Pay upon written request by Bank: (i) up to $15,000 towards the costs and expenses (including, without limitation, legal fees, filing fees and UCC search fees, but excluding any Commitment Fee, Loan Fee or other fee payable to the Bank for this Loan) of the Bank in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents; (ii) all costs and expenses of the Bank in enforcing the Borrowers' (or either of them) performance of and compliance with all agreements and conditions contained in the Loan Documents on its part to be performed or complied with or in connection with the negotiation, preparation and execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument which is proposed but not executed and delivered) or relating to any claim or action threatened, made or brought against the Bank arising out of or relating to any extent to the Loan Documents, or the transactions contemplated hereby or thereby; (iii) all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) suffered or incurred by the Bank in connection with the enforcement or the payment of the Note or any other sum due to it under any of the other Loan Documents or any of its other rights hereunder or thereunder; and (iv) any and all costs and expenses (which, prior to the occurrence of an Event of Default, shall not exceed $1,500 per calendar year) incurred by Bank in conducting lien searches, UCC searches or other due diligence investigations which the Bank determines are necessary to monitor the Borrowers' performance hereunder and which are incurred after the Closing Date.

SECTION 5.5 MAINTENANCE OF EXISTENCE; CONDUCT OF BUSINESS. Preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business except for transfers (including, without limitation, transfers in the form of paid-up licenses) for reasonably equivalent value in the normal course of its business. The Borrowers shall comply in all material respects with all applicable laws, rules, regulations, orders, writs, decrees and judgments and its charter and bylaws, and with the material terms of all mortgages, indentures, leases, contracts and other agreements and instruments binding upon them. The Borrowers will continue to engage in business of the same general type as now conducted by them.

SECTION 5.6 INSURANCE. Maintain with financially sound and reputable insurers insurance with respect to its properties and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be customary for businesses engaged in similar activities in similar geographic areas. Without limiting the foregoing, the Borrowers will (i) keep all of its physical property insured against fire and extended coverage risks in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (ii) maintain all such workers' compensation or similar insurance as may be required by law, and
(iii) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Borrowers' properties, and business interruption insurance. SCHEDULE 5.6 lists insurance of each of Genome and Collaborative currently in effect. The Borrowers shall furnish to the Bank, from time to time upon the Bank's request, certificates or other evidence satisfactory to the Bank of compliance with the foregoing. At such time as it would be customary for a business engaged in similar activities as Genome or Collaborative to obtain product liability or other insurance not currently maintained by Genome or Collaborative or specified herein, Genome and/or Collaborative, as the case may be, shall obtain and maintain such insurance in accordance with the provisions of this Section.

SECTION 5.7 CERTAIN TAXES.

(a) If, under any law in effect on the date hereof, or under any law subsequently enacted, it is determined that any U.S. federal, state or local tax is payable in respect of the issuance of the Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrowers shall pay any such tax and all interest and penalties thereon, if any, and shall indemnify the Bank against and save it harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax.

(a) If any such tax or taxes shall be assessed or levied against the Bank or any other holder of the Note, the Bank, or such other holder, as the case may be, may notify the Borrowers and make immediate payment thereof, together with interest or penalties in connection therewith, and will thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrowers.

(a) Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrowers in this Section 5.7 will survive for four years following the payment of the Note and the termination of this Agreement.

SECTION 5.8 USE OF PROCEEDS. Use the proceeds of all Disbursements made by the Bank hereunder only for the purpose specified in Section 2.2 -- "Use of Proceeds." Neither Genome nor Collaborative will use any of the proceeds of such Loans, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve Genome, Collaborative or the Bank in a violation of Regulation G, T, U or X issued by the Federal Reserve Board.

SECTION 5.9 FURTHER ASSURANCES WITH RESPECT TO ACCOUNTS. Promptly supply the Bank with such information concerning the Investment Account as the Bank may reasonably request from time to time hereafter, including, without limitation, Account statements which shall be delivered not less frequently than quarterly (or more frequently if required pursuant to Section 6.4), which Account statements will summarize the value of deposits and investments in the Accounts.

SECTION 5.10 FINANCIAL COVENANTS. The Borrowers on a consolidated basis shall at all times maintain:

      (i) A maximum ratio of Total Debt to Net Worth, as calculated on a quarterly basis, of 0.50:1;

      (i) A minimum Current Ratio, as calculated on a quarterly basis, of 1.50:1;

      (i) A minimum Adjusted Net Cash Level equal to the then outstanding principal balance due under the Note plus Twenty Million Dollars ($20,000,000);

      (i) A minimum Net Cash Level equal to the then outstanding principal balance due under the Note plus three (3) months interest thereon at the applicable rate provided for herein;

      (i)  A minimum Net Worth of Twenty Million Dollars ($20,000,000); and

      (i) Cash and Cash Equivalents, which are not subject to any Lien or claim of any Person other than the Bank, on hand in the Investment Account equal to at least the sum of the then outstanding principal balance of the Loan plus three (3) months interest thereon at the then applicable rate provided for herein.

The failure of the Borrowers to maintain any of the covenants set forth in this
Section 5.10(i)-(v) and/or the occurrence of an Event of Default under
Section 8.1 of this Agreement shall be a "Trigger Event."

SECTION 5.11 DEPOSITS INTO CUSTODIAN ACCOUNT. Upon the occurrence of a Trigger Event, the Borrowers will make, or, through the Custodian pursuant to the Irrevocable Instructions and Power of Attorney cause to be made, payments or deposits to the Custodian Account such that after giving effect to such payments or deposits the Restricted Account Balance equals or exceeds the Required Restricted Account Balance. At the time of each such payment, the Borrowers will submit to the Bank a statement setting forth the market values of marketable securities and the Restricted Account Balance as of the date of deposit (after giving effect to any deposits made on or before such day).


                                   ARTICLE VI

                         DELIVERY OF FINANCIAL REPORTS,
                         DOCUMENTS AND OTHER INFORMATION


         So long as the Borrowers are indebted to the Bank hereunder and until payment in full of the Note and full and complete performance of all of their other obligations arising hereunder, the Borrowers shall deliver to the Bank:

SECTION 6.1 ANNUAL FINANCIAL STATEMENTS. Annually, as soon as available, but in any event within ninety (90) days after the last day of the fiscal year, (i) the balance sheet of the Borrowers as of such last day of the fiscal year and statements of operations, stockholders' equity and cash flows, for such fiscal year, on a consolidated basis, prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, audited and opined on by Arthur Anderson LLP or by another firm of independent public accountants reasonably satisfactory to the Bank (which audit opinion shall contain no qualification unsatisfactory to the Bank), to present fairly the financial position and the results of operations of the Borrowers as of the end of such fiscal year and to have been prepared in accordance with generally accepted accounting principles and (ii) calculations, certified by the chief financial officer of each of the Borrowers, demonstrating compliance with the financial covenants set forth in Section 5.10.

SECTION 6.2 QUARTERLY FINANCIAL STATEMENTS. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter ended on the last day of each November, February and May, (i) balance sheets for the Borrowers as of the last day of each such quarter and statements of operations, and cash flows, for such quarter, all in reasonable detail and on a consolidated basis and (ii) calculations demonstrating compliance with the financial covenants set forth in Section 5.10. Each such statement shall be certified on behalf of the Borrowers by each of the Borrowers' controller or chief financial officer as fairly presenting the financial position and the results of operations of the Borrowers as of the end of such fiscal quarter and as having been prepared in accordance with generally accepted accounting principles consistently applied (subject to normal adjustments).

SECTION 6.3 10Q AND 10K FILINGS. At the time its Form 10-Q is released to the public (which in all events shall be within forty-five (45) days after the end of the fiscal quarters ended November, February and May or, if later, the date of the filing of the Form 10-Q with the Securities and Exchange Commission), a copy of each Form 10-Q; and, each year at the time its Form 10K is released to the public (which in all events shall be within one hundred twenty (120) days after the end of the Borrowers' fiscal year), a copy of its Annual Report to Stockholders along with its Form 10K.

SECTION 6.4 CASH AND COVENANT REPORTS. The following reports, statements or certificates: (i) at the same time as it delivers the Financial Statements required under the provisions of Sections 6.1 -- "Annual Financial Statements" and 6.2 -- "Quarterly Financial Statements", a report as to the calculations with respect to, and compliance with, the financial covenants set forth in
Section 5.10(i) through 5.10(iv); (ii) within twenty (20) days of the end of each calendar quarter, a compliance statement, certified by the Chief Financial Officer of the Borrowers, listing (A) the Borrowers' Adjusted Net Cash Level at the end of such calendar quarter and the domicile of such cash and investments and of the Committed R&D Funds for the next 24 months and (B) the cash balances and Cash Equivalent Balances of the Investment Account as of the end of such calendar quarter, provided that during any period when the Borrower's Adjusted Net Cash Level is less than an amount equal to Twenty-Five Million Dollars ($25,000,000) minus the difference between Six Million Dollars ($6,000,000) and the then outstanding principal balance due under the Loan (i.e. the amount of principal repayment made under the Loan), the Borrowers shall submit to the Bank, (i) within twenty (20) days of the end of each calendar month, a compliance statement indicating the Borrower's actual Adjusted Net Cash Level and the amount of Committed R&D Funds for the next 24 months and (ii) within ten
(10) days of the end of each calendar month, a cash summary listing all of the Borrower's cash balances and Cash Equivalent Balances as of month end wherever domiciled, accompanied by confirming statements of the custodians of such cash balances and Cash Equivalent Balances; and (iii) within sixty (60) days after the end of any fiscal year of Borrowers, an annual operating budget for the next twelve months, shown on at least a quarterly basis and projecting the Adjusted Net Cash Level for such period in form consistent with the calculation described in Section 5.10(iii).

SECTION 6.5 OTHER INFORMATION. Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement and the other Loan Documents as the Bank may reasonably request from time to time.

SECTION 6.6 NO DEFAULT CERTIFICATE. At the same time as it delivers the Financial Statements required under the provisions of Sections 6.1 -- "Annual Financial Statements" and 6.2 -- "Quarterly Financial Statements," a certificate of each of the Borrowers signed on their behalf by an Authorized Signatory or their controller, to the effect that, to the best of their knowledge, no Trigger Event hereunder has occurred and is continuing or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

SECTION 6.7 NOTICES.

(a) DEFAULTS. As soon as possible and in any event within seven (7) days after either of the Borrowers has knowledge of the occurrence or existence of a Trigger Event or any event which with the giving of notice or passage of time or both, would constitute either an Event of Default or Trigger Event, the statement of the Borrowers setting forth details of such Trigger Event or event and the action which the Borrowers propose to take with respect thereto.

(a) LITIGATION AND JUDGMENTS. Promptly after obtaining knowledge thereof, written notification of any litigation or legal proceedings instituted against either of the Borrowers, regardless of the subject matter thereof, having claims or amounts in controversy of more than $1,000,000 in any one instance or $2,000,000 in the aggregate at any one time.

(a) ENVIRONMENTAL EVENTS. Promptly after obtaining knowledge or receipt thereof, written notice of any of the following which has the potential to materially adversely affect the assets, liabilities, financial condition or operations of either of the Borrowers: (i) any violation of any Environmental Laws regarding the Borrowers' operations; (ii) any potential or known Release, or threat of Release, of any Hazardous Substances at, from or into the Borrowers' place of business which the Borrowers report in writing or is reportable in writing (or for which any written report supplemental to any oral report is made) to any federal, state, or local environmental agency; (iii) any notice of violation of any Environmental Laws or of any release or threatened release of Hazardous Substances, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to the Borrowers' business operation; or (iv) any expense or loss that has been identified by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which the Borrowers may be liable.

                                  ARTICLE VII

                               NEGATIVE COVENANTS


         So long as the Borrowers are indebted to the Bank hereunder, and until payment in full of the Note and full and complete performance of all of their other obligations arising hereunder (except for the Borrowers' obligations under Sections 5.7 or Section 9.1 to indemnify the Bank under certain circumstances following the payment of the Note), neither of the Borrowers shall do, or permit to be done, any of the following:

SECTION 7.1 LIENS. Without the Bank's consent, create or assume or permit to exist, any Lien upon or with respect to any of its assets, or assign or otherwise convey any right to receive income except:

(a)      Liens in favor of the Bank;

(a) Liens for taxes, assessments or governmental charges or levies on the Borrowers' property if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty or are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

(a) Liens imposed by law, such as carrier's, warehousemen's and mechanic's liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made;

(a) Liens arising out of pledgor deposits under workers' compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

(a) Permitted Purchase Money Liens (including, without limitation, Liens arising in connection with equipment leases);

(a) Rights of other parties under technology licenses from the Borrowers granted in connection with the development, manufacture or marketing of pharmaceutical or other products, or otherwise in the ordinary course of business;

(a) Rights of the United States government in certain technology, the development of which is or was funded in whole or in part by the United States government; and

(a)      Security deposits under the Borrowers' leased premises.

SECTION 7.2 CHANGES IN BUSINESS; MERGER OR CONSOLIDATION; DISPOSITION OF ASSETS. Without the Bank's consent:

(a) Consolidate with, merge into or convey or transfer its properties substantially as an entirety to, any Person, except that the Borrowers may participate in any merger in which either of the Borrowers is the surviving entity so long as after giving effect to such merger the Borrowers remain in compliance with all covenants and conditions of this Agreement.

(a)     Make any material change in the nature of its business, or in the nature of its operations, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

(a) Effect any disposition of all or any material portion of its assets (whether in one or more transactions) except that (i) the Borrowers may dispose of obsolete or worn out equipment, (ii) the Borrowers may replace equipment with upgraded equipment and may thereafter dispose of the equipment so upgraded and replaced, (iii) the Borrowers may engage in research and development transactions (each, an "R&D Transaction") involving the licensing of their rights in certain technology to other persons and the licensing back of such rights to them, provided that after giving effect to each such R&D Transaction, the Borrowers remain in compliance with all covenants and conditions of this Agreement; and (iv) dispose of other assets in the ordinary course of their business provided that they receive equivalent value on such disposition of assets.

SECTION 7.3 CHANGE OF OFFICE ADDRESS. Except upon five (5) days' prior written notice to the Bank, change the address of their principal office or place of business or the place where they maintain their records with respect to the Accounts.

SECTION 7.4 VIOLATION OF AGREEMENT. Take any action the effect of which would constitute a breach or violation of any provision of this Agreement.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

SECTION 8.1 EVENTS OF DEFAULT. If any one or more of the following events ("Event of Default") shall occur and be continuing, the entire unpaid balance of the principal of and interest on the Note and all other obligations and Indebtedness of the Borrowers to the Bank arising hereunder and under the other Loan Documents will, in the case of any Event of Default of the types referred to in subparagraph (e) hereinbelow, immediately become due and payable without notice and in the case of any other Event of Default, will immediately become due and payable upon written notice to that effect given to the Borrowers by the Bank, without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by the Borrowers. Upon an Event of Default, the Bank shall have the rights and remedies provided for herein and in the other Loan Documents and under applicable law and in equity, and the rights and remedies provided for herein shall be cumulative and in addition to the rights and remedies provided for therein. Each of the following shall constitute an Event of Default:

(a) Failure by the Borrowers to make any payment when due of any amount payable under the Loan Documents, which failure is not cured within five (5) days of the occurrence thereof.

(a) Failure by the Borrowers to make any mandatory payments under any borrowing agreement (other than the Loan Documents) to which either is a party within any applicable grace period provided in such agreement or any other default by either of the Borrowers under any such borrowing agreement and the failure of them to cure such default within any applicable grace period, but in any event not later than thirty (30) days after such default, provided that no Event of Default will be deemed to have occurred under this paragraph (b) with respect to any indebtedness under any borrowing agreement if payment of such indebtedness, after notice thereof having been given to the Bank, is being contested by the Borrowers in good faith and by appropriate proceedings and such contest operates to prevent the other party to such agreement from exercising its remedies against the Borrowers or any of their properties and the amount in dispute is in the aggregate less than $100,000.

(a) Failure by the Borrowers to perform or observe any material term, condition or covenant of this Agreement or of any of the Loan Documents (other than the financial covenants set forth in Section 5.10 which shall constitute a Trigger Event instead) which failure (other than a failure which by its nature is not capable of cure and other than a failure to perform or observe any term, condition or covenant referred to or set forth in Subparagraphs

(a), (b) and (c) hereinabove) is not cured within thirty (30) days of the occurrence thereof.

(a) Any representation or warranty made in writing to the Bank in any of the Loan Documents or in connection with the making of the Loan or a certificate, statement or report made or delivered in compliance with this Agreement, will have been false or misleading in any material respect when made or delivered.

(a) Either of the Borrowers makes an assignment for the benefit of creditors, files a petition for bankruptcy, petitions or applies to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there will have been filed any such petition or application, or any such proceeding has been commenced against it, which remains undismissed for a period of sixty (60) days or more; or any order for relief is entered in any such proceeding; or either of the Borrowers by any act or omission indicates its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties; or either of Genome or Collaborative suffers any custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days or more.

(a) Any single judgment of $1,000,000 or more or a combination of unsecured judgments aggregating $2,000,000 or more against Genome and/or Collaborative remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more.

(a) Any Loan Document ceases to be in full force and effect in all material respects for any reason (other than due to the payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank).

(a) After the occurrence of a Trigger Event under Section 5.10, the failure of the Borrowers and/or the Custodian to make the requisite transfer to the Custodian Account as provided in Section 5.11 such that, not later than 5:00 P.M. in New York, New York on the first Business Day following the occurrence of the Trigger Event, the Restricted Account Balance equals or exceeds the Required Restricted Account Balance.

(a) After the occurrence of a Trigger Event under Section 5.10, the failure of either of the Borrowers to execute and deliver, or cause to be executed and delivered, any additional documents requested by the Bank in connection with the transfer by the Borrowers and/or Custodian to the Custodian Account as provided in Section 5.11 (including without limitation any additional documents requested by the Bank in order to further implement or perfect the pledge of assets held in the Custodian Account and any additional opinion of the Borrowers' counsel on such matters the Bank may require, in a form and substance satisfactory to Bank).

(a) Failure by either of the Borrowers to comply with or make a material change to its "Investment Policy" described in Section 3.22 hereof without the Bank's prior written approval, which approval shall not be unreasonably withheld. A copy of each Borrowers' Investment Policy is attached hereto as
SCHEDULE 8.1.(J).

(a) After the occurrence of a Trigger Event and the initial transfer to the Custodian Account as provided in Section 5.11, the failure of the Borrowers and/or the Custodian to make, within one Business Day following the request of the Bank, such additional transfers to the Custodian Account as may be necessary, from time to time, to increase the Restricted Account Balance so that it equals the Required Restricted Account Balance.

(a)      The failure by the Borrowers, at any time, to maintain a Adjusted Net

Cash Level equal to an amount equal to the sum of: (i) Fifteen Million Dollars ($15,000,000) plus (ii) the then outstanding principal balance due under the Note.

(a) The failure by the Borrowers, at any time, to maintain a Net Cash Level equal to an amount equal to the outstanding principal balance due under the Note plus three (3) months interest thereon at the then applicable rate provided for herein.


                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS


SECTION 9.1 INDEMNITY; ADDITIONAL FEES. The Borrowers shall indemnify Bank against, and hold it harmless from, any loss, liabilities, damages, claims, and reasonable costs and expenses (including attorneys' fees and disbursements) suffered or incurred by the Bank arising out of, resulting from or in any manner connected with, the Loan Documents, or any transaction related hereto or thereto, except any such loss arising solely from the Bank's own gross negligence or willful misconduct. The provisions of this Section 9.1 will survive for a period of three (3) years following the repayment of the Note and the termination of this Agreement.

SECTION 9.2 SURVIVAL OF AGREEMENTS AND REPRESENTATIONS. All agreements, representations and warranties made herein will survive the delivery of the Loan Documents and shall be in full force and effect during the term of this Agreement.

SECTION 9.3 MODIFICATIONS, CONSENTS AND WAIVERS. No modification, amendment or waiver of or with respect to any provision of the Loan Documents, nor consent to any departure by a party from any of the terms or conditions thereof shall in any event be effective unless it is in writing and signed by the party against whom such modification, amendment, waiver or consent is sought to be enforced. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Borrowers in any case will, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

SECTION 9.4 ENTIRE AGREEMENT. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Bank and the Borrowers and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 9.5 REMEDIES CUMULATIVE. Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, is cumulative and may be exercised from time to time. No failure on the part of the Bank or the holder of the Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right.

SECTION 9.6 FURTHER ASSURANCES. At any time and from time to time, upon the request of the Bank, the Borrowers shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged such further documents and instruments and do such other acts and things as the Bank may reasonably request to fully effect the purposes of the Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Loan.

SECTION 9.7 NOTICES. All notices, requests, reports and other communications pursuant to this Agreement must be in writing, either by letter (delivered by hand or commercial delivery service or sent by certified mail, return receipt requested, except for routine reports which may be by ordinary first class mail) or facsimile or telecopier, addressed as follows:

            If to Genome or Collaborative:
            Genome Therapeutics Corp. or
            Collaborative Securities Corp.
            100 Beaver Street
            Waltham, MA 02154
            Attn: Mr. Fenel M. Eloi, Treasurer and CFO

            Telephone:  (617)
            Facsimile:  (617)

         If to Borrower's counsel:
            Ropes & Gray
            One International Place
            Boston, MA  02110
            Attn: David A. McKay, Esq.
            Telephone: (617) 951-7000
            Facsimile: (617) 951-7050

            If to Bank:
            The Sumitomo Bank, Limited
            One Post Office Square, Suite 3820 Boston, MA 02109
            Attn:  Daniel G. Eastman, Vice President
            Telephone:  (617) 451-3200
            Facsimile:   (617) 423-4884

            and

            The Sumitomo Bank, Limited
            233 S. Wacker Drive, Suite 5400
            Chicago, IL  60606
            Attn:  Stan Marciniak, Vice President
            Telephone:  (312) 993-6210
            Facsimile:        (312) 876-1993


            If to Bank's Counsel:
            Hale and Dorr LLP
            60 State Street
            Boston, MA 02109
            Attn: Paul P. Daley, Esq.
            Telephone: (617) 526-6000
            Facsimile: (617) 526-5000


Any notice, request or communication hereunder will be deemed to have been given
(i) on the day on which it is delivered by hand to such party at its address specified above, (ii) if sent by mail, on the third (3rd) Business Day following the day it was deposited in the mail, postage prepaid, or (iii) if sent by telecopy, when transmitted addressed as aforesaid on a Business Day during normal business hours and receipt is confirmed, on such Business Day. Any party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder, provided, however, that any such notice will be deemed to have been given hereunder only when actually received by the party to which it is addressed.

SECTION 9.8 CONSTRUCTION; GOVERNING LAW.

(a) The headings used in this Agreement and the table of contents are for convenience only and will not be deemed to constitute a part hereof. All uses herein of the masculine gender or of singular or plural terms will be deemed to include uses of the feminine or neuter gender or plural or singular terms, as the context may require. All references herein (including the definitions set out in APPENDIX A hereto) to any agreements shall be to such agreement as amended or modified to the date of reference. All references to a particular entity shall include a reference to such entity's successors and permitted assigns. The words "herein," "hereof" and "hereunder" refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. "Including" means "including, without limitation".

(a) THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES.

SECTION 9.9 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE BORROWERS OR THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK PROVIDING THE LOAN DESCRIBED HEREIN.

SECTION 9.10 JURISDICTION.

(a) Each of the Borrowers and the Bank hereby irrevocably and unconditionally submits, for itself and its property, to service of process (directly or on an agent) in Massachusetts to the nonexclusive jurisdiction of any Massachusetts state court or Federal court of the United States of America in each case sitting in Boston, and any appellate court handling an appeal from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Agreement, or for recognition or enforcement of any judgment, and each of the Borrowers and the Bank hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such Massachusetts state or, to the extent permitted by law, in such Federal court. Each of the Borrowers and the Bank agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Agreement against any other party or its respective properties in the court of any jurisdiction.

(a) Each of the Borrowers and the Bank hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such Massachusetts state or Federal court. Each of the Borrowers and the Bank hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.11 RELATIONSHIP OF THE BORROWERS AND THE BANK. The Borrowers and the Bank agree that nothing contained in this Agreement or any other document executed in connection with the Loan is intended or shall be construed to establish the Borrowers and the Bank as joint venturers or partners; and the Borrowers hereby indemnify and agree to hold the Bank, its officers, directors, agents and employees harmless from any and all damages resulting from such a construction of the relationship of the parties hereto, except any such damage arising solely from the Bank's own gross negligence or willful misconduct.

SECTION 9.12 SEVERABILITY. The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability will affect only such clause or provision, or part thereof, in such jurisdiction and will not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrowers with any of them will not excuse noncompliance by the Borrowers with any other.

SECTION 9.13 BINDING EFFECT; ASSIGNMENT.

(a) This Agreement will be binding upon and inure to the benefit of the Borrowers and their successors and assigns as permitted herein and to the benefit of Bank and its successors and assigns.

(a) The rights and obligations of the Borrowers under this Agreement may not be assigned or delegated without the prior written consent of the Bank, and any purported assignment or delegation without such consent shall be void.

(a) Bank, without the consent of the Borrowers, may at any time assign or grant participations to any other Person in all or part of its rights and obligations under the Loan Documents; PROVIDED, HOWEVER, that no such assignment or participation may be made or shall be effective unless the Bank shall have delivered prior notice thereof to the Borrowers of the proposed effective date and amount of such assignment or participation and the identity of the proposed assignee or participant. The Bank shall be the agent of all such assignees and participants for the purpose of the receipt and delivery of funds and notices under the Loan Documents unless the Borrowers otherwise consent (which consent will not unreasonably be withheld).

SECTION 9.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same document.

SECTION 9.15 JOINT AND SEVERAL OBLIGATIONS. The obligations of the Borrowers hereunder shall be joint and several.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


COLLABORATIVE SECURITIES CORP.                GENOME THERAPEUTICS CORP.



By: ____________________________              By: ____________________________

Title: _________________________              Title: _________________________



                                              THE SUMITOMO BANK, LIMITED



                                              By: ____________________________

                                              Title: _________________________



                                              By: ____________________________

                                              Title: _________________________

                   APPENDIX A TO LOAN AGREEMENT -- DEFINITIONS


         The following words shall have the meanings specified below in the Section of the Agreement referred to below.

         "ACCOUNTS" -- the Investment Account and the Custodian Account.

         "ACTUAL CASH BURN" -- the amount of the actual reduction in the Borrowers' Cash and Cash Equivalents (including short-term and long-term investments) as calculated as of the last day of each calendar quarter for the period commencing with the first day of such quarter and ending on the last day of such calendar quarter and as determined by the Bank, in its sole discretion, based upon the financial reports delivered to Bank by Borrowers pursuant to
Article VI (including without limitation the reports provided pursuant to Section 6.4).

         "ADJUSTED NET CASH LEVEL" -- the aggregate amount of the market value of Cash and Cash Equivalents plus, to the extent not otherwise included, the aggregate amount of Committed R&D Funds, less otherwise restricted cash and amounts which may be restricted in the future pursuant to existing or future agreements between the Borrowers (or either of them) and third parties.

         "ADVANCE TERMINATION DATE" -- June 30, 1998.

         "AFFILIATE" -- as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). The term "Affiliate" shall not include any Person who controls another Person solely by virtue of such Person's position as a corporate officer or director of such other Person.

         "AGREEMENT" -- is defined in the Preamble.

         "APPLICABLE MARGIN" -- for any Eurodollar Rate Loan portion shall be one and one-half percent (1.5%).

         "AUTHORIZED SIGNATORY" -- with respect to a corporation, any officer of such corporation.

         "BAILEE" -- is defined in Subsection 2.6(b).

         "BANK" -- is defined in the Preamble.

         "BORROWER" -- is either Genome or Collaborative.

         "BORROWERS" -- is defined in the Preamble.

         "BUSINESS DAY" -- a day when commercial banks in both Boston, Massachusetts and Chicago, Illinois and, in the case of setting the Reserve Adjusted Eurodollar Rate, London, England, are open for business with respect to transactions of the kind contemplated in this Agreement.

         "CERCLA" -- is defined in Subsection 3.16(a).

         "CASH AND CASH EQUIVALENTS" -- liquid investments, consisting of cash and cash equivalents and other investments in investment grade securities, that are classified on the Borrower's consolidated balance sheet as current, noncurrent, long-term or restricted.

         "CASH EQUIVALENT BALANCES" -- the aggregate amount of the lower of cost or market value of Cash Equivalents, as reported in the Financial Statements.

         "CLOSING DATE" -- July __, 1997.

         "CODE" -- the Internal Revenue Code of 1986, as amended.

         "COLLABORATIVE" -- Collaborative Securities Corp., a Massachusetts corporation.

         "COLLATERAL BAILMENT AGREEMENT" -- the Collateral Bailment Agreement of even date herewith by and between the Bank and Sumitomo Bank of New York Trust Company.

         "COMMITTED R&D FUNDS" -- the aggregate amount of funds due to or receivable by the Borrowers from a Person pursuant to a collaboration or similar agreement with respect to research and development in the biotechnology field, provided (i) such funds are due and payable pursuant to a written agreement, a copy of which has been provided the Bank, within the twenty-four (24) months following the date of determination, (ii) no amounts due to the Borrowers under such agreement have remained unpaid for more than 45 days beyond their due date,
(iii) such Person has annual sales of at least $500,000,000 and a net worth of at least $50,000,000 and is not the subject of any proceeding of the type described in Section 8.1(e) hereof (with such Person being substituted for the Borrowers), and (iv) the payment of such funds are not subject to any contingency, such as the attainment of any milestones, other than solely the passage of time.

         "CONTROLLED GROUP" -- all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(2) of ERISA.

         "CURRENT RATIO" -- the ratio of total current assets to total current liabilities.

         "CUSTODIAN ACCOUNT" -- is defined in Subsection 2.6(b).

         "CUSTODIAN" -- is defined in Subsection 2.6(a).

         "CUSTODIAN AGREEMENT" -- Custodian Agreement of even date herewith by and between the Borrower and Sumitomo Bank of New York Trust Company.

         "DEFAULT RATE" -- is defined in Subsection 2.3(c).

         "DISBURSEMENT" -- a disbursement of available proceeds of the Loan.

         "DISPOSAL," "DISPOSE(d)" -- as specified in RCRA and in the regulations promulgated thereunder.

         "ELECTION NOTICE" -- is defined in Subsection 2.1(c).

         "EPA" -- is defined in Subsection 3.16(b).

         "ENVIRONMENTAL LAWS" -- is defined in Subsection 3.16(b).

         "ERISA" -- is defined in Section 3.15.

         "EUROCURRENCY RESERVE PERCENTAGE" -- with respect to each Interest Period, a percentage (expressed as a decimal) equal to the percentage (if any) in effect two Business Days prior to the first day of such Interest Period, as prescribed by the F.R.S. Board, for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the F.R.S. Board which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in said Regulation D. For purposes of this definition, Eurodollar Rate Loan Portions hereunder shall be deemed to be "Eurocurrency liabilities" as defined in said Regulation D.

         "EURODOLLAR RATE LOAN PORTION -- any portion of the Loan, which the Borrowers have notified the Bank (in accordance with the provisions of Section 2.1) is to bear interest at the Reserve

Adjusted Eurodollar Rate plus the Applicable Margin for the applicable Interest Period.

         "EURODOLLAR RATE" -- for any Eurodollar Rate Loan Portion, with respect to the applicable Interest Period relating to such Eurodollar Rate Loan Portion, the rate per annum (rounded up to the next whole multiple of 1/16 of 1%) equal to the rate at which United States dollar deposits are offered to the Bank in the London interbank Eurodollar market as of approximately 11:00 a.m., London, England time, on the second Business Day prior to the first day of such Interest Period for delivery in immediately available funds on the first day of such Interest Period for the number of days in such Interest Period and in an amount equal to the amount of the Eurodollar Rate Loan Portion.

         "EVENT OF DEFAULT" -- is defined in Section 8.1.

         "FINANCIAL STATEMENTS"

                (a) the audited consolidated balance sheet and consolidated statements of operations, shareholders' equity and cash flows of Borrowers for the fiscal year then ended, together with the unqualified opinion of the independent public accountants preparing such statements; and

                (b) the quarterly unaudited consolidated balance sheet and unaudited consolidated statements of operations, and cash flows for Borrowers for the fiscal quarters ended November, February and May, certified as to accuracy by the Chief Financial Officer or controller of each Borrower, provided, however, that such quarterly unaudited financial statements may not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

         "FINANCING STATEMENT" -- a financing statement or statements on form UCC-1, signed by the Borrowers and describing the property in which the Bank has a security interest under the Restricted Account and Security Agreement, all in form and substance suitable for filing as a financing statement under Article 9 of the Uniform Commercial Code as enacted in Massachusetts and/or New York.

         "GENOME" -- Genome Therapeutics Corp., a Massachusetts corporation.

         "HAZARDOUS SUBSTANCES" -- is defined in Subsection 3.16(b).

         "INDEBTEDNESS" -- with respect to any Person, all:

                (a) all indebtedness, liabilities or other obligations of such Person for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business) and any other liabilities, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which such Indebtedness is to be determined, excluding all operating lease obligations, as determined in accordance with generally accepted accounting principles consistently applied and any other contingent liabilities of such Person;

                (b) all indebtedness, liabilities or obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

                (c) all reimbursement and other obligations of such Person in respect of letters of credit and bankers acceptance and all net obligations in respect of interest rate swaps, caps, floors and collars, currency swaps, and other similar financial products;

                (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person;

                (e) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; and

                (f) all indebtedness of another Person of the types referred to in clauses (a) through (e) guaranteed directly or indirectly in any manner by the Person for whom Indebtedness is being determined, or in effect guaranteed directly or indirectly by such Person through an agreement to purchase or acquire such indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise assure a creditor against loss, or secured by any Lien upon or in property owned by the Person for whom Indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person.

         "INTELLECTUAL PROPERTY RIGHTS" -- is defined in Section 3.11.

         "INTEREST DIFFERENTIAL" -- with respect to any prepayment of a Eurodollar Rate Loan Portion on a day other than an Interest Payment Date falling at the end of the applicable Interest Period, the sum of: (a) the per annum interest rate payable with respect to such Eurodollar Rate Loan Portion as of the date of the prepayment MINUS (b) what the Reserve Adjusted Eurodollar Rate plus the Applicable Margin would have been on, or as near as practicable to, the date of the prepayment for a Eurodollar Rate Loan Portion for a period commencing on such date and ending on the last day of the applicable Interest Period. The determination of the Interest Differential by the Bank shall be conclusive in the absence of manifest error.

         "INTEREST PAYMENT DATE" -- with respect to any Loan Portion, the earlier to occur of (a) the last Business Day of each calendar month occurring within an Interest Period; or (b) the last day of each applicable Interest Period; or (c) the date that the Loan Portion is due by either the occurrence of Maturity Date or an Event of Default having occurred and the maturity of the Loan having been accelerated pursuant to the terms of the Loan Documents.

         "INTEREST PERIOD" -- as to any Eurodollar Rate Loan Portion, the period commencing on the date of the initial funding of such Eurodollar Rate Loan Portion or the last day of the immediately preceding Interest Period for any Eurodollar Rate Loan Portion that is to be continued as a Eurodollar Rate Loan Portion and ending, with respect to such Eurodollar Rate Loan Portion, on the numerically corresponding day (or if there is no numerically corresponding day, on the last day), in the calendar month that is one, two, three, six or, if available, twelve months thereafter, in each case as the Borrower may elect in the Election Notice; provided however, that (a) no Interest Period with respect to any Eurodollar Rate Loan Portion shall end later than the Maturity Date, (b) if an Interest Period would end on a day that it is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding day would fall in the next calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day, and
(c) interest shall accrue from and including the first day of an Interest Period to but excluding the last Business Day of such Interest Period.

         "INTEREST RESERVE" -- on any date of determination means an amount equal to the interest that would accrue in three months on an amount equal to the principal balance of the Loan outstanding on such date of determination.

         "INVESTMENT ACCOUNT" -- is defined in Subsection 2.6(a).

        "IRREVOCABLE INSTRUCTIONS AND POWER OF ATTORNEY" -- is defined in Subsection 2.6(b).

         "IRS" -- is defined in Subsection 3.15(a).

         "LIEN" -- any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature of a security interest or lien).

         "LOAN" -- is defined in Section 2.1.

         "LOAN DOCUMENTS" -- this Agreement, the Note, the Restricted Account and Security Agreement, the Collateral Bailment Agreement, the Irrevocable Instructions and Power of Attorney, the Custodian Agreement, and all other documents executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or all such documents.

         "LOAN FEE" -- is defined in Subsection 2.3(d).

         "LOAN PORTION" -- as the circumstances or context warrants, the portion of the Loan which is a Eurodollar Rate Loan Portion, or Prime Rate Loan Portion.

         "MATURITY DATE" -- May 31, 2002.

         "NET CASH LEVEL" -- the aggregate amount of the market value of Cash and Cash Equivalents, less otherwise restricted cash and amounts which may be restricted in the future pursuant to existing or future agreements between the Borrowers (or either of them) and third parties.

         "NET WORTH" -- an amount equal to the Total Assets minus Total Debt.

         "NOTE" -- is defined in Section 2.1.

         "PBGC" -- is defined in Subsection 3.15(a).

         "PERMITTED PURCHASE MONEY LIENS" -- purchase money security interests in personal property acquired after the date hereof to secure purchase money Indebtedness, to the extent that the amount of money borrowed does not exceed the value of the personal property purchased, and the security interest granted does not extend beyond the personal property purchased.

         "PERSON" -- an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

         "PLAN(S)" -- is defined in Subsection 3.15(a) hereof.

         "PRIME RATE" -- the higher of (i) the interest rate which the Bank announces from time to time as its floating prime rate in the United States and
(ii) the federal funds rate announced from time to time plus one-half percent (0.5%).

         "PRIME RATE LOAN PORTION" -- any portion of the Loan which bears interest at the Prime Rate as provided in Section 2.1 or 2.7.

         "RCRA" -- is defined in Subsection 3.16(a).

         "R&D TRANSACTION" -- is defined in Subsection 7.2(c).

         "REGULATORY CHANGE" -- any change after the date of this Agreement in United States federal, state or local laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States federal, state, or local laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "RELEASE" -- as specified in CERCLA.

         "REPORTING PERIOD" -- a fiscal quarter of the Borrowers.

         "REQUIRED RESTRICTED ACCOUNT BALANCE" -- on and after a Trigger Event has occurred, the sum of the Borrower's then outstanding principal balance of the Loan PLUS the Interest Reserve.

         "RESERVE ADJUSTED EURODOLLAR RATE" -- with respect to any Eurodollar Rate Loan Portion for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:


        Reserve Adjusted      =                 EURODOLLAR RATE
        ----------------            -------------------------------------
         Eurodollar Rate              1 - Eurocurrency Reserve Percentage

         "RESTRICTED ACCOUNT AND SECURITY AGREEMENT" -- the Restricted Account and Security Agreement of even date herewith by and between the Bank and the Borrowers.

         "RESTRICTED ACCOUNT BALANCE" -- the sum of all Cash and Cash Equivalents and any other investments on deposit in the Custodian Account, the amount of such Cash Equivalents or investments to be calculated at the lower of cost or market value.

         "SARA" -- is defined in Subsection 3.16(a).

         "SUBSIDIARY" -- any person of which a Borrower owns directly or indirectly: (i) sufficient capital stock to enable it to elect at least a majority of the board of directors or similar managing body of such person, or
(ii) capital stock with rights under the charter documents of such Person to elect a director or similar managing official with the power to veto material business decisions and organizational changes.

         "TAXES" -- is defined in Subsection 2.5(a).

         "TOTAL ASSETS" -- total assets as determined in accordance with generally accepted accounting principles, consistently applied; provided, however, that Total Assets shall be reduced by the amount (if any) of intangible assets (other than intangible assets consisting of patent and trademark costs as shown on the Company's Financial Statements and determined in accordance with, and consistent with, both generally accepted accounting principals consistently applied and the Company's accounting practices prior to the date hereof.

         "TOTAL DEBT" -- the aggregate amount of the Borrowers' Indebtedness.

         "TRIGGER EVENT" -- is defined in Section 5.10.

         "UCC" -- the Uniform Commercial Code in effect from time to time in the relevant jurisdiction.

                                      NOTE


                                 $6,000,000.00             Boston, Massachusetts
                                                                   July 31, 1997



         FOR VALUE RECEIVED, GENOME THERAPEUTICS CORP., a Massachusetts corporation and its wholly owned subsidiary, Collaborative Securities Corp., a Massachusetts corporation (together "Borrower"), hereby jointly and severally promise to pay to the order of The Sumitomo Bank, Limited, a Japanese banking corporation ("Bank"), without counterclaim, offset or deduction, the principal sum of SIX MILLION DOLLARS ($6,000,000) or, if less, the aggregate unpaid principal amount of all Disbursements (as defined in the Loan Agreement), in accordance with the terms of the Loan Agreement (referred to below) and to pay interest on the outstanding principal balance at the interest rates and at such times as provided in the Loan Agreement and elected by Borrower and calculated in accordance with the terms of Loan Agreement. This Note is the Note referred to in the Loan Agreement, of even date herewith, between Borrower and Bank, and is subject to all of the terms and conditions of the Loan Agreement (which are incorporated herein by reference), including the rights of prepayment and the rights of acceleration of maturity. Terms used herein have the meanings assigned to those terms in the Loan Agreement, unless otherwise defined herein.

         Interest on the unpaid principal balance hereunder shall be paid commencing on the Closing Date and shall be paid monthly in arrears on the first Business Day of each full calendar month hereafter until the Maturity Date (defined below) at which time all unpaid interest shall be due and payable. The unpaid principal balance hereunder shall be paid in forty-eight (48) equal consecutive monthly installments of principal (each installment being in an amount sufficient to amortize the outstanding principal balance of the Loan over a period of forty-eight (48) months), payable on the first Business Day of each calendar month commencing with the first payment due on July 1, 1998 and continuing until May 31, 2002 (the "Maturity Date"), on which date Borrower shall make a final payment in an amount equal to all of the then unpaid principal of the Loan and all unpaid interest thereon, provided, however, that repayment of any or all of the outstanding principal balance hereunder and all accrued and unpaid interest thereon may be accelerated by Bank as hereinafter provided upon the occurrence of any failure to make any payment required under this Note and/or any Event of Default under the Loan Agreement. Any installment of interest only or of principal and interest paid more than five (5) days late or any other amount payable hereunder which is not paid when due will bear (and Borrower shall pay) interest (to the extent permitted by law) from such due date until such unpaid amount has been paid in full (whether before or after judgment) at a rate per annum equal to the Default Rate.

         Borrower hereby authorizes Bank to record on schedule(s) annexed to this Note (a) the date and amount of each portion of the Loan which constitutes a Eurodollar Rate Loan Portion or Prime Rate Loan Portion; (b) the term of the Interest Period for the Eurodollar Rate Loan Portion; (c) the interest rate or rates for each Eurodollar Rate Loan Portion or Prime Rate Loan Portion and the effective date(s) of all changes in such rates; (d) the date and amount of each interest only payment on each Eurodollar Rate Loan Portion or Prime Rate Loan Portion; and (e) the date and amount of each principal and interest payment on each Eurodollar Rate Loan Portion or Prime Rate Loan Portion and of each prepayment of principal made by Borrower, and Borrower agrees that all such notations shall constitute PRIMA FACIE evidence of the matters noted. Bank's failure to record such information shall not reduce or affect the obligations of Borrower hereunder or under the Loan Agreement.

         Upon the occurrence of any failure to make a payment required under this Note and/or any Event of Default under the Loan Agreement, Bank, at its option and without further notice, demand, or presentment for payment to Borrower, may declare immediately due and payable the unpaid principal balance and interest accrued thereon together with all other sums owed by Borrower under this Note and the Loan Documents (including, but not limited to attorneys' fees as provided below), anything in this Note and the Loan Documents to the contrary notwithstanding. Notwithstanding the foregoing, under certain circumstances as provided in the Loan Agreement or under applicable law, the unpaid principal balance and interest accrued thereon together with all other sums owed by Borrower under this Note and the Loan Documents (including, but not limited to, attorneys fees as provided below) shall automatically become due and payable. Payment of such sums may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Bank in this Note or the Loan Documents. All amounts so accelerated under this Note or the Loan Documents, or all such amounts that become due and payable on the Maturity Date but remain unpaid, shall in each case (without need for further notice) bear interest from the date of such acceleration or the Maturity Date, as applicable, until the date such amounts are paid in full at a rate per annum equal to the Default Rate.

         Borrower shall make all payments hereunder in lawful money of the United States and in immediately available funds to Bank's account by means of a wire transfer addressed as follows: The Sumitomo Bank, Limited, Chicago Bank, ABA 071001850, through the Federal Reserve Bank of Chicago, Reference: Genome Therapeutics Corp. The computation of interest hereunder shall be on the basis of a 360 day year, for actual days elapsed.

         All agreements between Borrower and Bank, whether now existing or hereafter arising, are hereby limited so that in no event shall the interest charged hereunder or under the Loan Agreement or any other charges hereunder or under the Loan Agreement which may at any time be deemed to be interest or agreed to be paid to Bank exceed the maximum amount permissible under applicable law. Bank shall be entitled to amortize, prorate and spread throughout the full term of this Note all interest paid or payable so that the interest paid does not exceed the maximum amount permitted by law. In the event that the total liability for payments of interest and payments in the nature of interest, including without limitation, all charges, fees or other sums which may at any time be deemed to be interest, shall for any reason whatsoever, result in an effective rate of interest that for any interest payment period exceeds the amount which Bank may lawfully collect, then the interest rate shall automatically be reduced to the maximum rate permitted by law and all sums in excess of those lawfully collectible as interest for the period in question shall, without further notice to any party hereto, be applied as a premium-free reduction of the principal balance, provided, however, that Bank may, at any time, and from time to time, elect, by notice in writing to Borrower, to waive, reduce or limit the collection of any sums (or refund to Borrower any sums collected) in excess of those lawfully collectible as interest rather than accept such sums as prepayment of the principal balance.

         Borrower shall pay all reasonable fees, costs and expenses, including reasonable attorneys' fees, incurred by Bank in the preparation and negotiation of this Note and the Loan Documents and in the enforcement or attempt to enforce any of Borrower's obligations hereunder not performed when due, whether or not any legal action is actually filed, litigated or prosecuted to judgment of award. This Note shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         Time is of the essence in the performance of the obligations evidenced by this Note. In the event that Borrower defaults under this Note, or an Event of Default occurs under the Loan Agreement, Bank shall have all of the rights and remedies provided for in any of the Loan Documents or at law or in equity.

The remedies of Bank shall be cumulative and may be exercised from time to time. No failure on the part of Bank or the holder of the Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower hereby waives diligence, presentment for payment, demand, notice of demand, notice of non-payment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, except such notices as are required under the terms of any of the Loan Documents.

         If this Note is destroyed, lost or stolen, Borrower shall deliver a new note to Bank on the same terms and conditions as this Note, with all appropriate schedules annexed thereto, in substitution of the prior Note. Bank shall furnish to Borrower reasonable evidence that the Note was destroyed, lost or stolen, and any security or indemnity that may be reasonably required by Borrower in connection with the replacement of the Note.

         Executed as an instrument under seal as of the day and date referred to above.

                                            GENOME THERAPEUTICS CORP.


_____________________________               By: ____________________________
Attest
                                            Name: __________________________

                                            Title:__________________________


                                            COLLABORATIVE SECURITIES CORP.


_____________________________               By: ____________________________
Attest
                                            Name: __________________________

                                            Title:__________________________